Exhibit 99.1

WOODBRIDGE LIQUIDATION TRUST
Michael I. Goldberg, Liquidation Trustee
201 North Brand Boulevard, Unit M
Glendale, California  91203

February 8, 2022

FOR IMMEDIATE RELEASE:

Contact:
Michael I. Goldberg, Liquidation Trustee
Woodbridge Liquidation Trust
Tel:  1-310-765-1550

Woodbridge Liquidation Trust Announces Cash Distribution

GLENDALE, California—February 8, 2022—Woodbridge Liquidation Trust (the “Trust”) announced that its Liquidation Trustee, with the approval of the Trust’s Supervisory Board, has declared an aggregate cash distribution of $40 million on the Trust’s Class A Liquidation Trust Interests (the “Class A Interests”).  This amount includes a reserve of approximately $800,000 for amounts that are or may become payable (a) in respect of Class A Interests that may be issued in the future upon the allowance of unresolved bankruptcy claims, (b) in respect of Class A Interests issued on account of recently allowed bankruptcy claims, (c) to holders of Class A Interests who failed to cash checks mailed in respect of previous distributions, (d) as distributions withheld due to pending avoidance actions, and (e) to holders of Class A Interests from whom the Trust is awaiting further beneficiary information.

The distribution amounts to $3.44 per Class A Interest, and will be paid on or about March 1, 2022 to holders of record of Class A Interests as of close of business on February 22, 2022.

Regarding the distribution, the Trust’s Liquidation Trustee Michael Goldberg said, “I am pleased to be able to announce this additional interim distribution to our holders, which represents the tangible results of our very substantial liquidation efforts to date.  As the Company is nearing the end of the liquidation of its real estate portfolio, I would remind all investors in the Trust that future distributions will be limited.  Once the Company’s remaining real property assets have been liquidated and the net proceeds resulting therefrom, net of reserves, have been distributed, further distribution(s) are expected to be materially reliant on future recoveries from litigation.  Such recoveries are uncertain and the amount and timing of such recoveries are difficult to determine.”

About Woodbridge Liquidation Trust:

Woodbridge Liquidation Trust is a Delaware statutory trust that, together with its wholly-owned subsidiary Woodbridge Wind-Down Entity LLC, was formed on February 15, 2019 to implement the terms of the First Amended Joint Chapter 11 Plan of Liquidation dated August 22, 2018 of Woodbridge Group of Companies, LLC and Its Affiliated Debtors (the “Plan”).  The purpose of the Trust is to prosecute various causes of action acquired by the Trust pursuant to the Plan, to litigate and resolve claims filed against the debtors under the Plan, to pay allowed administrative and priority claims against the debtors (including professional fees), to receive cash from certain sources and, in accordance with the Plan, to make distributions of cash to holders of interests in the Trust subject to the retention of various reserves and after the payment of Trust expenses and administrative and priority claims.  For more information, visit www.woodbridgeliquidationtrust.com.

Regarding Forward-Looking Statements:

This press release may contain forward-looking statements.  Forward-looking statements include statements (other than historical facts) that address future plans, goals, expectations, activities, events or developments.  The Trust has tried, where possible, to use words such as “anticipate,” “if,” “believe,” “estimate,” “plan,” “expect,” “intend,” “forecast,” “initiative,” “objective,” “goal,” “project,” “outlook,” “priorities,” “target,” “evaluate,” “pursue,” “seek,” “potential,” “continue,” “designed,” “impact,” “may,” “could,” “would,” “should,” “will,” and similar expressions to identify forward-looking statements.  Forward-looking statements are based on current expectations and are subject to substantial risks, uncertainties and other factors, many of which are beyond our control and not all of which can be predicted by the Trust.  Accordingly, the Trust cannot guarantee that any forward-looking statements will be realized, as actual result may differ materially from those identified or implied in any forward-looking statement.  Forward-looking statements include in this press release include statements regarding the sources, amounts, timing, likelihood, and frequency of future distributions.  Among the factors that may cause actual results to differ materially include the risks identified and described in the Trust’s most recent filings with the U.S. Securities & Exchange Commission.  All forward-looking statements speak only as of the date they were made.  The Trust does not undertake a duty to publicly update or revise such forward-looking statements or other information contained herein, whether as a result of new information, subsequent events, circumstances, changes in expectations or otherwise.